Exhibit 11.2

KNOREX LTD.

Insider Trading Policy

(adopted May 15, 2026)

Introduction

During the course of your relationship with KNOREX Ltd. (“the Company”), you may receive material information that is not yet publicly available (“material nonpublic information”) about the Company or other publicly traded companies that the Company has business relationships with. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in the Company’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Company securities and in the securities of other applicable publicly traded companies, in each case by our employees, directors and consultants and the other persons or entities subject to this policy as described below. In addition, from time to time, the Company may engage in transaction in Company securities. It is the Company’s policy to comply with applicable laws and regulations relating to insider trading.

Statement of Policy

It is the policy of the Company that an employee, director or consultant of the Company (or any other person or entity subject to this policy) who is aware of material nonpublic information relating to the Company may not, directly or indirectly:

1.	engage in any transactions in the Company’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;

2.	recommend the purchase, holding, or sale of any the Company’s securities;

3.	disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.	assist anyone engaged in the above activities.

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to the Company at the time of the transaction.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

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It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee.

In addition, it is the policy of the Company that no person subject to this policy who, in the course of such person’s relationship with the Company, learns of any confidential information that is material to another publicly traded company may trade in that other publicly traded company’s securities until the information becomes public or is no longer material to that other company. Moreover, trading securities of another publicly traded company while you are in possession of material nonpublic information about the Company or any other company that you learn in the course of your relationship with the Company and that could affect the share price of such other publicly traded company may give rise to liability under the federal securities laws.

There are no exceptions to this policy, except as specifically noted above or below.

Transactions Subject to this Policy

This policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of the Company’s class A ordinary shares in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of ordinary or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Persons Subject to this Policy

This policy applies to you and all other employees, directors and consultants of the Company and its subsidiaries. This policy also applies to members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control and any entities whose transactions in securities you control (such as a personal holding company, and including, an investment fund, if you control transactions by the fund). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

Material Nonpublic Information

Material information

It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

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There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

●	financial results or forecasts;
●	new products, features or processes;
●	acquisitions or dispositions of assets, divisions or companies;
●	public or private sales of debt or equity securities;
●	share splits, dividends or changes in dividend policy;
●	the establishment of a repurchase program for the Company’s securities;
●	contract awards or cancellations;
●	management or control changes;
●	employee layoffs;
●	a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
●	tender offers or proxy fights;
●	accounting restatements;
●	litigation or settlements;
●	impending bankruptcy;
●	gain or loss of a license agreement or other contracts with customers or suppliers;
●	product recalls; and
●	pricing changes or discount policies.

When information is considered public

The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.

Financial Results Trading Blackouts

To minimize even the appearance of insider trading among our insiders, we have established “results blackout periods” during which Company employees, directors, consultants and their Related Persons—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Company securities. That means that, except as described in this policy, all Company employees, directors, consultants and their Related Persons will be able to trade in Company securities only during limited open trading window periods that generally will begin after two full trading days have elapsed since the public dissemination of the Company’s annual, semi-annual or (if the Company begins to report quarterly, quarterly) financial results and generally will end at the beginning of the next results blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Company securities if you are otherwise in possession of material nonpublic information.

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For purposes of this policy, each “results blackout period” will generally begin at the end of the day that is 15 calendar days before the end of a period (annual, semi-annual or quarterly) for which financial results will be released and ends after two full trading days have elapsed since the public dissemination of the Company’s financial results for that period. Please note that the results blackout period may commence early or may be extended if, in the judgment of the Chief Financial Officer (of the position is vacant, the Chief Executive Officer), there exists undisclosed information that would make trades by Company employees, directors and consultants inappropriate. It is important to note that the fact that the results blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

A Company employee, director or consultant who believes that special circumstances require him or her to trade during a results blackout period should consult the Chief Financial Officer (of the position is vacant, the Chief Executive Officer). Permission to trade during a results blackout period will be granted only where the circumstances are extenuating, the Chief Financial Officer (of the position is vacant, the Chief Executive Officer) concludes that the person is not in fact aware of any material nonpublic information relating to the Company or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.

Event-Specific Blackouts

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Financial Officer (of the position is vacant, the Chief Executive Officer) may not trade in the Company’s securities. In that situation, the Company will notify the designated individuals that neither they nor their Related Persons may trade in the Company’s securities. The existence of an event-specific blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific blackout.

The results and event-driven trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to this Policy” below.

Exceptions to this Policy

This policy does not apply in the case of the following transactions, except as specifically noted:

1. Option Exercises. This policy does not apply to the exercise of options granted under the Company’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company. This policy does, however, apply to any sale of shares as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay applicable taxes.

2. Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted share units, options or other equity awards granted under the Company’s equity compensation plans. Of course, any market sale of the shares received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

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3. Sell-to-Cover Transactions. This policy does not apply to the sale of shares of the Company’s class A ordinary shares for the limited purpose of covering tax withholding obligations (and any associated broker or other fees) (a “sell-to-cover transaction”), provided that, (i) prior to such sale, you elect to sell such shares to cover tax withholding obligations in a manner approved by the Company or (ii) such sell-to-cover transaction is effected pursuant to a sell-to-cover program mandated by the Company.

4. Sales in a Registered Public Offering. This policy does not apply to sales of the Company’s securities as a selling shareholder in a registered public offering in accordance with applicable securities laws.

5. 10b5-1 Trading Plans. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as permitted by the Company, employees, directors and consultants may establish a trading plan under which a broker is instructed to buy and sell Company securities based on pre-determined criteria (a “10b5-1 Trading Plan”). So long as a 10b5-1 Trading Plan is properly established, purchases and sales of Company securities pursuant to that Trading Plan are not subject to this policy. To be properly established, an employee’s, director’s or consultant’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of the Company at a time when the Company was not in a trading blackout period and they were not otherwise aware of any material nonpublic information relating to the Company or the securities subject to the Trading Plan. Moreover, all 10b5-1 Trading Plans must be reviewed and approved by the Company before being established to confirm that the 10b5-1 Trading Plan complies with all pertinent company policies and applicable securities laws.

6. Mutual Funds and Exchange-Traded Funds (“ETFs”). This policy does not apply to investments in mutual funds or ETFs that track a broad-based index (such as the S&P 500) and/or have holdings comprised of less than 10% of Company shares. However, investments in any other mutual fund or ETF where Company shares comprises 10% or more of such fund’s holdings are subject to this policy and shares of such mutual fund or ETF are treated as if they are Company securities.

7. Domestic Relations Order. This policy does not apply to the acquisition or disposition of the Company’s securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder or other similar provisions of family law in the jurisdictions in which the Company operates.

Special and Prohibited Transactions

1. Inherently Speculative Transactions. No Company employee, director or consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s shares.

2. Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Company employee, director or consultant to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Company employee, director or consultant may no longer have the same objectives as the Company’s other shareholders. Therefore, Company employees, directors and consultants are prohibited from engaging in any such transactions.

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3. Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, Company employees, directors and consultants are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

4. Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that results from standing instructions to a broker, and as a result the broker could execute a transaction when a Company employee, director or consultant is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Results Blackouts” and “Event-Specific Blackouts” provisions above.

5. Managed Accounts. If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you should advise your broker or investment advisor not to trade in Company securities at any time.

Pre-Clearance and Advance Notice of Transactions

In addition to the requirements above, officers, directors and other applicable members of management who have been notified that they are s.16 insiders (“Section 16 Insiders”) they are subject to pre-clearance requirements and their Related Persons face a further restriction: Even during an open trading window, without first obtaining pre-clearance from the Company’s Chief Financial Officer (of the position is vacant, the Chief Executive Officer) or an individual designated by such person at least two business days in advance, they may not engage in any transaction in, or enter into, modify or terminate any contract, instruction or written plan or arrangement in, the Company’s securities, including any purchase or sale, any exercise of an option (whether cashless or otherwise), gifts, loans, rights or warrants to purchase or sell such securities, contribution to a trust or other transfers, whether the transaction is for the individual’s own account, one over which he or she exercises control, or one in which he or she has a beneficial interest. The request for pre-clearance should identify (i) the name of the person who will engage in the proposed transaction, (ii) the type of the proposed transaction (for example, open market purchase or sale, privately negotiated purchase or sale, option exercise), (iii) the proposed transaction date and (iv) the type and number of securities to be involved in the proposed transaction. Unless otherwise determined by the Chief Financial Officer (of the position is vacant, the Chief Executive Officer) or an individual designated by such person, the person who will engage in the proposed transaction must also execute a certification (in a form acceptable to the Chief Financial Officer (of the position is vacant, the Chief Executive Officer) or an individual designated by such person) that they are not aware of any material nonpublic information about the Company or its securities. The Chief Financial Officer (of the position is vacant, the Chief Executive Officer) or an individual designed by such person will then determine whether the Section 16 Insider may proceed and, if applicable, will assist with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within five business days will require new pre-clearance.

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Once any transaction takes place, the Section 16 Insider must immediately notify the Compliance Coordinator and any other individuals identified under the heading “Notification of Execution of Transaction” in the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.

Control Securities and Short-Swing Trading

Officers and directors may also be subject to restrictions on sales of shares by control persons (Rule 144 under the U.S. Securities Act of 1933, as amended). In addition, should the Company cease to be a foreign private issuer, Section 16 Insiders will be subject to profit disgorgement on short-swing transactions (within the meaning of Section 16(b) of the Exchange Act). Section 16 Insiders should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

Policy’s Duration

This policy continues to apply to your transactions in the Company’s securities and the securities of other applicable public companies as more specifically set forth in this policy, even after your relationship with the Company has ended. If you are aware of material nonpublic information when your relationship with the Company ends, you may not trade the Company’s securities or the securities of other applicable publicly traded companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave the Company during a trading blackout period, then you may not trade the Company’s securities or the securities of other applicable companies until the trading blackout period has ended.

Individual Responsibility

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities or the securities of other applicable public companies while aware of material nonpublic information, as more specifically set forth in this policy. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of the Company or any employee or director of the Company pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.

Penalties

Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk applicable disciplinary action by the Company, including termination of employment. Anyone who has questions about this policy should contact their own attorney or the Company’s Chief Financial Officer (of the position is vacant, the Chief Executive Officer), at compliance@knorex.com.

Amendments

The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Company’s Chief Financial Officer (of the position is vacant, the Chief Executive Officer) at compliance@knorex.com.

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